Exhibit 99.1

PENN TREATY AMERICAN ANNOUNCES SECOND QUARTER RESULTS

August 12, 2004 — Allentown, PA – Penn Treaty American Corporation (PTA-NYSE) today announced its second quarter financial results for the period ending June 30, 2004, reporting a net loss of $40.7 million or $1.05 per share. Because the Company has a net loss for the second quarter, the convertible debt securities and outstanding options are considered to be anti-dilutive. Therefore, in accordance with GAAP, basic and diluted earnings per share are both calculated utilizing 38.9 million shares.

The results included an after tax loss of $42 million, or $1.08 per share, attributable to a market loss recorded on the Company’s notional experience account due to rising market interest rates.

The Company’s results for the second quarter of 2004 were otherwise in line with its expectations, with the exception of one item. The Company experienced improvement in the persistency or renewal of its in-force policies during the second quarter of 2004, which increased its annualized persistency rate to 94% compared to its expectation of 90%. This level of policy persistency resulted in the retention of approximately $5 million in additional policy benefit reserves in support of future obligations. If this level of persistency is sustained, the Company expects that future premium collection will also be greater than anticipated.

During the second quarter, 2004, the Company recorded premium revenue of $79.2 million, including $2.7 million of first year collected premium. Approximately $4.2 million of annualized new policy premium was issued during the second quarter of 2004, which represents a 53% increase from the same period in 2003.

The Company continues to implement a strategy of ongoing expense savings throughout 2004, including reductions and realignment of its staff, targeted distribution of marketing materials and coordinated closure of certain unprofitable subsidiary agency satellite offices. The Company anticipates savings from this expense reduction strategy of approximately $4 million on an annualized basis beginning in the third quarter of 2004. This includes $2 million in annual salary eliminations.

For the six months ended June 30, 2004, the Company recorded a net loss of $17.2 million, including an after-tax loss on its notional experience account of $18.5 million. As a result, book value was $3.99 per share and fully converted book value (as measured following the anticipated future conversion of the Company’s outstanding convertible debt) was $2.80 at June 30, 2004. A reconciliation of book value to fully converted book value is as follows:

(amounts in thousands, except per share amounts)
Shareholders' equity	$159,799
Convertible debt, net of discount	80,257
Preferred interest on early conversion	3,542
Unamortized deferred offering costs	(1,656)

Shareholders' equity, fully converted	$241,942

Outstanding shares, as reported	40,034
Shares issuable upon conversion of debt	46,457	*

Outstanding shares, fully converted	86,491

Book value per share, as reported	$3.99

Book value per share, fully converted	$2.80

* Does not include potential shares issued for preferred interest if the debt is converted prior to October 15, 2005.

During the six month period ended June 30, 2004, the Company recorded premium revenue of $161.5 million, including $5.4 million of collected first year premium revenue. Approximately $8.5 million of annualized new policy premium was issued during the first six months of 2004, which represents a 61% increase from the same period in 2003.

William W. Hunt, President and C.E.O., stated, “Our second quarter results show continued strength in our operations. Sales levels are progressing, while improvements in claim experience and reductions in expense levels continue to be achieved. Although the better than expected persistency of our in-force business nicked our earnings this quarter, if sustained we anticipate that greater earnings will be achieved in the future. With our new generation of long-term care insurance products hitting the market and the introduction of our new Medicare supplement line of business, our opportunities for future profitable growth remain very strong. “

The Company will host an investor conference call at 2:00 PM, EDT, Thursday, August 12 to discuss its second quarter results. Investors and analysts should call 1.800.288.8968 in order to participate. The conference call will be available by replay until August 26, 2004 by calling 1.800.475.6701 with an access code of 742127. The Company also expects to make the call available via a downloadable file on its website, www.penntreaty.com.

Certain statements made by the Company in this press release may be considered forward looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of its operations will not differ materially from its expectations. An investment in the Company’s securities includes certain risks, which may be specific to the Company or to the long-term care insurance industry. Factors which could cause actual results to differ from expectations include, among others, the Company’s ability to comply with the Corrective Action Plan, the Florida Consent Order, the orders or directives of other states in which the Company does business or any special provisions imposed by states in connection with the resumption of writing new business, its ability to commute its reinsurance agreement and to recapture its reinsured policies and the accumulated notional experience account balance, its ability to meet its future risk-based capital goals, the adverse financial impact of suspending new business sales, its ability to raise adequate capital to meet regulatory requirements and to support anticipated growth, its ability to refinance, convert or repay its outstanding debt and associated interest requirements, the volatility of market interest rates and the resultant impact upon the Company’s notional experience account, the cost associated with recommencing new business sales, liquidity needs and debt obligations, the adequacy of its loss reserves and the recoverability of its DAC asset, its ability to sell insurance products in certain states, including California, its ability to resume generating new business in all states, its ability to comply with government regulations and the requirements which may be imposed by state regulators as a result of its capital and surplus levels, the ability of senior citizens to purchase its products in light of the increasing costs of health care, its ability to defend itself against adverse litigation, and its ability to recapture, expand and retain its network of productive independent agents, especially in light of the suspension of new business.

Contact:

Investor Relations

1.800.222.3469

Cameron Waite, Executive Vice President

cwaite@penntreaty.com

Mark Cloutier, Senior VP & Chief Financial Officer

mcloutier@penntreaty.com

PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES Consolidated Statements of Income (amounts in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:	(unaudited)	(unaudited	(unaudited)	(unaudited)
Premium revenue	$79,197	$78,707	$161,485	$162,285
Net investment income	11,542	10,572	22,529	20,919
Net realized capital (loss) gain	(42)	170	179	249
Market (loss) gain on notional experience account	(63,697)	38,964	(28,049)	43,266
Change in preferred interest on early conversion liability	782	148	(36)	87
Other income	1,421	2,181	3,042	4,444

	29,203	130,742	159,150	231,250

Benefits and expenses:
Benefits to policyholders	57,596	60,873	116,755	125,040
Commissions	9,806	10,260	20,227	20,964
Net policy acquisition costs amortized	4,425	2,140	8,380	5,194
General and administrative expense	13,297	17,364	26,773	30,104
Expense and risk charges on reinsurance	2,807	2,769	5,615	5,537
Excise tax expense	746	386	1,529	1,175
Interest expense	2,171	1,926	5,988	3,582

	90,848	95,718	185,267	191,596

(Loss) income before federal income taxes	(61,645)	35,024	(26,117)	39,654
Federal income tax (benefit) provision	(20,959)	11,908	(8,880)	13,482

Net (loss) income	$(40,686)	$23,116	$(17,237)	$26,172

Basic earnings per share from net (loss) income	$(1.05)	$1.18	$(0.50)	$1.34
Diluted earnings per share from net (loss) income	$(1.05)	$0.32	$(0.50)	$0.43
Weighted average number of shares outstanding	38,879	19,520	34,209	19,480
Weighted average number of shares and share equivalents	38,879	75,952	34,209	65,999